Exhibit 99.1

NEWS FROM iMEDICOR

IMEDICOR ANNOUNCES DEPARTURE OF FORMER EXECUTIVE CHAIRMAN OF THE BOARD OF DIRECTORS FRED ZOLLA.

COMPANY TO FOCUS ON GROWTH

Windermere, FL (November 22, 2013) – iMedicor, Inc. (VMCI), a Nevada corporation, formerly known as Vemics, Inc. (the “Company”), a builder of portal-based, virtual work and learning environments for the healthcare and related industries, announced the departure of Fred H. Zolla as Executive Chairman of the Board of Directors, effective as of the close of business on November 18, 2013.

Robert McDermott, recently elected President and Chief Executive Officer of the Corporation, stated “I want to thank Fred Zolla for his service to the Company”.  Regrettably, disagreements arose between the Board of Directors of the Company and Mr. Zolla with respect to the Company.  Mr. McDermott noted that despite such disagreements the Company will retain Mr. Zolla as a consultant to the Company upon terms and conditions being negotiated between Mr. Zolla and the Company.

Mr. McDermott added that going forward the Company will concentrate on building revenue and realizing a profit for its shareholders.

ABOUT IMEDICOR

iMedicor Inc. builds portal-based, virtual work and learning environments for the healthcare and related industries. iMedicor’s focus is twofold: (1) its web-based portal which allows physicians and other healthcare providers to exchange patient specific healthcare information via the internet while maintaining compliance with all Health Insurance Portability and Accountability Act of 1996 (“HIPAA”) regulations, and its web-based portal adjunct which provides for direct communications between pharmaceutical companies and physicians for the dissemination of information on new drugs without the costs related to direct sales forces and (2) consultation with medical and dental care providers and their staffs to assist them to become “Meaningful Use” compliant and ultimately qualify for federal incentive funds.

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For more information contact:  Robert McDermott, President, iMedicor, Inc. at 13506 Summerport Parkway #160, Windermere, FL 34786 or 888-810-7706